Exhibit 10.01

                                         ,

[Name]

[Street]

[City, State]

Dear [Name]:

Lumber Liquidators, Inc. (the “Company”) has designated you to be a recipient of a non-statutory stock option to purchase shares of the common stock of the Company on the terms set forth in this Award Agreement and in the Lumber Liquidators, Inc. 2007 Equity Compensation Plan (the “Plan”).

The grant of this stock option is made pursuant to the Plan. The Plan is administered by a Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company. The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan is attached to this Award Agreement.

1. Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants you a non-statutory option (“NSO”) to purchase from the Company                      shares of common stock of the Company (the “Company Stock”) at $             per share. The exercise price of the NSO is equal to the closing price of the Company stock on the New York Stock Exchange on [                    ] (the “Grant Date”), the date on which the Committee met and approved the granting of this NSO award.

2. Vesting. The grant of the NSO is subject to the following terms and conditions:

(a) The shares covered by the NSO shall vest, and shall be exercisable, upon continued employment with the Company through the following Vesting Dates:

Vesting Date	Number of Shares That May Be Exercised (Vested Portion of NSO)

(b) The shares granted hereunder shall also 100% vest upon a Change in Control of the Company (as defined in the Plan).

(c) Notwithstanding the foregoing, you must be employed by the Company (or any Subsidiary) on the relevant date for any shares to vest. If your employment with the Company (or any Subsidiary) terminates, any rights you may have under the NSO with regard to unvested shares shall be null and void.

3. Exercise.

(a) Except as otherwise stated in this Award Agreement and in the Plan, the NSO may be exercised, in whole or in part, from the Vesting Date described above until the earliest of (i) ten years and one day following the Grant Date, or (ii) the end of the applicable period set forth in subsection (b) below. Any portion of the NSO that is not exercised prior to its expiration shall be forfeited.

(b) Except as otherwise stated in this section, the NSO may be exercised only while you are performing services for the Company (or any Subsidiary). The exercisability of your NSO after you have ceased to perform services for the Company (or any Subsidiary) is subject to the following terms and conditions:

(i) If your duties with the Company (or any Subsidiary) are terminated by you or the Company for any reason other than your death or Disability, you may exercise any or all of the NSO that is then fully vested and exercisable within three months after your duties with the Company (or any Subsidiary) terminate.

(ii) If you become Disabled while performing services for the Company (or any Subsidiary), you may exercise any or all of the NSO that is then fully vested and exercisable within one year after your duties with the Company (or any Subsidiary) terminate on account of Disability. The Committee shall, in its discretion, determine whether you are Disabled.

(iii) If you die while you are performing services for the Company (or any Subsidiary), the person to whom your rights under the NSO shall have passed by will or by the laws of distribution may exercise any or all of the NSO that is then fully vested and exercisable within one year after your death.

4. Payment Under NSO. You may exercise the NSO in whole or in part, but only with respect to whole shares of Company Stock. You may make payment of the NSO price in cash, in shares of Company Stock that you already own, or in any combination thereof. If you deliver shares of Company Stock to make any such payment, the shares shall be valued at the Fair Market Value thereof on the date you exercise the NSO.

5. Transferability of NSO. The NSO is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this Award Agreement, may be exercised during your lifetime only by you.

6. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of shares with respect to which you have an unexercised NSO and the exercise price shall be proportionately adjusted by the Committee, whose determination shall be binding.

7. Exercise and Notices. To exercise your NSO, you must deliver to the Corporate Secretary of the Company written notice, signed by you, stating the number of shares you have elected to purchase, and payment to the Company as described in paragraph 3. Any notice to be given under the terms of this Award Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators, Inc., 3000 John Deere Road, Toano, VA 23168. Any notice to be given to you shall be given to you or your personal representative, legatee or distributee, and shall be addressed to him or her at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

8. Applicable Withholding Taxes. By signing this Award Agreement, you agree to pay to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or to make arrangements satisfactory to the Company for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may elect to (i) deliver shares of Company Stock which you already own (valued at their Fair Market Value as of the date of exercise) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of shares (valued at their Fair Market Value as of the date of exercise) that would satisfy the Applicable Withholding Taxes.

9. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an NSO until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

10. Acceptance of NSO. This Award Agreement deals only with the NSO you have been granted and not its exercise. Your acceptance of the NSO, which shall be deemed to take place when you sign this Award Agreement, places no obligation or commitment on you to exercise the NSO. By signing below, you indicate your acceptance of the NSO and your agreement to the terms and conditions set forth in this Award Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with you. You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this Award Agreement will not be effective as a Stock Option Agreement if you do not sign and return a copy to [                        ] by [                        ].

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be signed, as of this          date of                                 ,                     .

LUMBER LIQUIDATORS, INC.

By:
Name:
Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]

LUMBER LIQUIDATORS, INC.

Schedule

to

Option Award Agreement

This schedule identifies the options granted to Named Executive Officers on March 28, 2008 at an exercise price of $10.69 pursuant to the form Option Award Agreement.

Named Executive Officer	Options Awards
Tyler C. Greenan	7,000
Robert M. Morrison	23,500
Daniel E. Terrell	23,500